Exhibit 4.2

AMENDMENT NO. 1

to

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made as of this 24 day of July, 2012, by and among (i) Medifocus, Inc. (“Buyer”), (ii) Boston Scientific Corporation (“Parent”), and (iii) the Sellers (as defined in the Asset Purchase Agreement referred to below). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Asset Purchase Agreement referred to below.

WHEREAS, Buyer, Parent and the Sellers entered into that certain Asset Purchase Agreement dated June 25, 2012 (the “Asset Purchase Agreement”);

WHEREAS, Buyer, Parent and the Sellers desire to modify certain provisions of the Asset Purchase Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments of Asset Purchase Agreement.

(a) Definition of “Closing Payment”. The parties hereby agree that the definition of “Closing Payment” in the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

“Closing Payment” means the amount of (a) $2,500,000, plus, (b) $62,728.23, representing the aggregate amount of severance payments with respect to certain employees of the Business who are not Transferred Employees, plus (c) $16,320, representing the aggregate amount of purchases made by Parent and its Affiliates of components for the Prolieve Products on behalf of the Buyer.

(b) Section 2.05 (Closing). The parties hereby agree that Section 2.05 (Closing) of the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held effective as of 5:00 p.m. EST on July 24, 2012 (the date of the Closing, the “Closing Date”).

2. No Other Amendments. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Asset Purchase Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Asset Purchase Agreement and this Amendment shall be read and construed together as a single agreement.

3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

4. Governing Law. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

5. Counterparts. This Amendment may be executed in two or more counterparts and the signatures delivered by facsimile, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument and delivered in person.

6. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives, all as of the day and year written above.

BOSTON SCIENTIFIC CORPORATION

By:	/S/ Thomas G. Robinson
Thomas G. Robinson
Vice President, Strategy and Business Development
Urology and Women’s Health

BOSTON SCIENTIFIC LIMITED

By:	/S/ Vance R. Brown
Vance R. Brown
Vice President and Secretary

BOSTON SCIENTIFIC SCIMED, INC.

By:	/S/ Vance R. Brown
Vance R. Brown
Vice President and Secretary

MEDIFOCUS, INC.

By:	Augustine Y. Cheung
Augustine Y. Cheung, Ph.D.
Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]